Exhibit 99.1

FOR IMMEDIATE RELEASE
Old Market CC	Contact: Charles Krebs	NASDAQ: OMCC
Old Market Capital Corporation Corporate Headquarters 1601 Dodge St., Suite 3350 Omaha, NE, 68102	CFO Ph # (531) 867-3496	Website: www.oldmarketcapital.com

Old Market Capital Announces

4th Quarter Fiscal Year 2025 Results

June 27, 2025 – Omaha, Nebraska – Old Market Capital Corporation (NASDAQ: OMCC) (the "Company", “we”, “our”) announced its financial results for the fiscal year ended March 31, 2025, in connection with filing its Annual Report on Form 10-K with the Securities and Exchange Commission. We show summary financial data below for fiscal 2025 and 2024. Our Annual Report on Form 10-K can be found at www.oldmarketcapital.com.

	Three months ended March 31,		Year ended March 31,
	2025	2024	2025	2024
Revenue
Wireless internet services	$1,656	$—	$5,432	$—
Fiber internet services	870	—	2,600	—
Other revenue	425	—	1,334	—
Total revenue:	2,951	—	9,366	—
Expenses
Cost of services	376	—	1,186	—
Other operating expenses	3,997	1,367	15,139	6,243
Total operating expenses	4,373	1,367	16,325	6,243
Other income (expense)
Income from cash equivalents	318	114	1,376	145
Loss on dissenting shareholders' liability	—	—	(1,103)	—
Other income (expense)	23	—	(1,602)	—
Total other income (expense), net	341	114	(1,329)	145
(Loss) before income taxes	(1,081)	(1,253)	(8,288)	(6,098)
Income tax (expense) benefit	(28)	—	(63)	—
(Loss) from continuing operations, net of tax	(1,109)	(1,253)	(8,351)	(6,098)
Discontinued operations:
Income (loss) from discontinued operations, net of tax	(101)	1,042	3,038	(14,703)
Net loss	(1,210)	(211)	(5,313)	(20,801)
Less: Net loss attributable to noncontrolling interest	—	—	—	—
Less: Net income attributable to redeemable noncontrolling interest	(176)	—	(164)	—
Net loss attributable to common shareholders	$(1,034)	$(211)	$(5,149)	$(20,801)
Net loss per share attributable to common shareholders from continuing operations:
Basic	$(0.14)	$(0.17)	$(1.22)	$(0.84)
Diluted	$(0.14)	$(0.17)	$(1.22)	$(0.84)
Net income (loss) per share attributable to common shareholders from discontinued operations:
Basic	$(0.02)	$0.14	$0.45	$(2.02)
Diluted	$(0.02)	$0.14	$0.45	$(2.02)
Net loss per share attributable to common shareholders:
Basic	$(0.15)	$(0.03)	$(0.77)	$(2.86)
Diluted	$(0.15)	$(0.03)	$(0.77)	$(2.86)

	March 31, 2025	March 31, 2024
Cash and cash equivalents	$24,516	$18,982
Assets of discontinued operations	—	39,441
Property, plant, and equipment, net	30,945	75
Intangible assets, net	3,673	—
Goodwill	12,280	—
Other assets	6,258	1,340
Total assets	$77,672	$59,838
Accounts payable	$1,300	$99
Liabilities of discontinued operations	90	497
Deferred income taxes	4,306	—
Other liabilities	4,956	400
Total liabilities	10,652	996
Commitments and contingencies (Note 9)
Redeemable non-controlling interest	13,880	—
Shareholders' equity	53,140	58,842
Total liabilities, redeemable non-controlling interest, and equity	$77,672	$59,838

During fiscal 2025 the Company had a net loss from continuing operations of $8.4 million as compared to $6.1 million during fiscal 2024. Basic and diluted net loss per share attributable to common shareholders from continuing operations was $1.22 during fiscal 2025 as compared to $0.84 during fiscal 2024.

During fiscal 2025 total operating expenses for continuing operations increased 161% to $16.3 million as compared to total operating expenses of $6.2 million in fiscal 2024. As outlined in previous quarters the increase in operating expenses were primarily attributable to acquisition costs related to the purchase of Amplex Electric, Inc. (“Amplex”), business restructuring activities, and expenses attributed to ongoing operating costs of Amplex.

During fiscal 2025 the Company had one-time expenses of $1.7 million related to the re-domestication of the Company from Canada to the United States. The Company also had a one-time expense of $1.1 million related to the repurchase of shares of shareholders who dissented to the re-domestication transaction.

Our book value per share was $7.94 at March 31, 2025, compared to $8.07 at March 31, 2024. As of March 31, 2025, we had 6.7 million shares of common stock outstanding as compared to 7.3 million shares at March 31, 2024.

Since the Company announced the purchase of Amplex on June 15, 2024, the Company has added approximately 240 new subscribers bringing the total broadband customers to 13,000. Of the 13,000 total subscribers, Amplex has increased the fiber subscriber base by approximately 730 subscribers, an increase of 20% since the acquisition date. Total fiber passings have increased approximately 28.5% to 12,000 since the acquisition date. Amplex’s customer base includes both residential and commercial customers.

As previously announced, Amplex was approved for and entered into a Reconnect Program Loan and Security Agreement (“Loan”) with the Federal government acting through the Rural Electric Services (“RUS”) for a principal amount of $21.3 million. For the fiscal year ending 2025, Amplex has drawn $0.6 million from RUS. The Loan bears interest at a rate of 2% per annum, calculated by daily accrual. All accrued interest and principal on advances will be deferred for a three-year period ending on October 31, 2027, unless earlier payment is made by Amplex. At the end of the three-year deferral period, all unpaid accrued interest will be capitalized and added to the outstanding principal, and monthly payments will be established in an amount that amortizes the outstanding balance in equal payments over the remaining term of the Loan. The principal advanced pursuant to this Agreement and remaining unpaid, if any, and interest thereon, shall be due and payable on October 31, 2046. The RUS loan is being used to build out fiber in one specific area of Ohio where it was awarded.

Old Market Capital Corporation

Condensed Consolidated Statements of Income

(Unaudited, Dollars in Thousands, Except Share and Per Share Amounts)

Old Market Capital Corporation (f/k/a Nicholas Financial, Inc.) was previously a specialized consumer finance company. The Company restructured its operations in 2024 and now operates as a holding company which has a controlling interest in a broadband company, Amplex, and seeks to pursue additional controlling interests in other companies and sectors yet to be determined. For an index of Old Market Capital’s news releases or to obtain a specific release, please visit our company’s website at, www.oldmarketcapital.com.

Cautionary Note regarding Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by words such as “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” "explore" “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. These statements, which include statements regarding the exploration of opportunities to allocate capital to increase shareholder returns, are inherently uncertain and subject to certain risks, uncertainties and assumptions that may cause results to differ materially from those expressed or implied in forward-looking statements.